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                                                                Exhibit 12

                         [LETTERHEAD OF MALLINCKRODT]

                                                                NEWS RELEASE


FOR IMMEDIATE RELEASE
---------------------

For more information:
      Media Contacts:   Barbara Abbett, (314) 854-5230
                        Peter Faur, (314) 854-5234
                        E-mail: Communications@mkg.com

   Investor Contacts:   Scott Johnsen, (314) 854-5295
                        Doug McKinney, (314) 854-5264
                        E-mail: Invest@mkg.com


MALLINCKRODT ACQUISITION OF NELLCOR PURITAN BENNETT
PASSES U.S. REGULATORY REVIEW HURDLE


ST. LOUIS, Missouri, August 15, 1997 -- Mallinckrodt Inc. (NYSE:MKG) said today that the period for Hart-Scott-Rodino regulatory review of its intended acquisition of Nellcor Puritan Bennett Incorporated (NASDAQ:NELL) has expired with no further request for additional information. Required international regulatory reviews are proceeding.

        On July 23, 1997, Mallinckrodt and Nellcor Puritan Bennett announced the execution of a definitive agreement whereby Mallinckrodt would purchase for cash all outstanding shares of Nellcor Puritan Bennett common stock for $28.50 per share. The tender offer commenced on July 29 and is scheduled to expire at midnight (Eastern Daylight Time) on Monday, August 25, 1997, unless extended.

        Nellcor Puritan Bennett is the worldwide leader in providing products for monitoring, diagnosing and treating the respiratory-impaired patient across the continuum of care. The company's web site address is [www.nellcorpb.com].


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ADD ONE/MALLINCKRODT


        Mallinckrodt Inc. serves healthcare and specialty chemicals markets worldwide. The company is a major producer of diagnostic imaging agents, medical devices, analgesic pharmaceuticals, catalysts, and laboratory and microelectronic chemicals. The St. Louis, Missouri-based company, with fiscal 1996 adjusted net sales of $1.75 billion, sells more than 1,000 products in more than 100 countries. Mallinckrodt's web site address is [www.mallinckrodt.com].


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